Exhibit 5.1

[Letterhead of Faegre Baker Daniels LLP]

Faegre Baker Daniels LLP
2200 Wells Fargo Center, 90 South Seventh Street
Minneapolis, Minnesota 55402-3901
Main +1 612 766 7000
Fax +1 612 766 1600

June 12, 2018

SUPERVALU INC. 11840 Valley View Road Eden Prairie, Minnesota 55344

Ladies and Gentlemen:
We have acted as counsel for SUPERVALU INC., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) being filed by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offer and sale from time to time of unsecured senior debt securities of the Company (the “Securities”). The Securities may be offered in separate series, and in amounts, at prices and on terms to be set forth in the prospectus and one or more supplements to the prospectus (collectively, the “Prospectus”) constituting a part of the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

The Securities are to be issued under the Indenture dated as of July 1, 1987 (the “Base Indenture” and, as supplemented and as it may be further supplemented or amended from time to time, the “Senior Indenture”), between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Senior Trustee”), filed as Exhibit 4.1 to the Registration Statement. The Base Indenture and each supplement or amendment thereto relating to any given Securities is referred to as a “Governing Document.”

As part of the corporate actions taken and to be taken (the “Corporate Proceedings”) in connection with the issuance of any Securities to be issued and sold from time to time under the Registration Statement, the Board of Directors, or a committee thereof or officers of the Company to whom such authority has been properly delegated by the Board of Directors, will be required to, before such Securities are issued under the Registration Statement, duly authorize the issuance.

As counsel for the Company, we have examined or are otherwise familiar with the Company’s certificate of incorporation, as amended to the date hereof, and the Company’s bylaws, as amended to the date hereof, and we have reviewed the Registration Statement, the Base Indenture, the Corporate Proceedings taken by the Company to date in connection with the authorization of the Securities, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

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Based on and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that, upon (a) the completion of all required Corporate Proceedings to authorize the issuance and terms of such Securities and related matters and to authorize the execution and delivery of any Governing Documents related thereto , (b) any legally required consents, approvals, authorizations and other orders of the Commission and any other regulatory authority being obtained, (c) the due execution and delivery by the Company of such Securities and any Governing Documents related thereto, (c) the due execution and delivery by the Senior Trustee of any Governing Documents related to such Securities and the due authentication by the Senior Trustee of such Securities pursuant to the Governing Documents related thereto, and (d) the delivery of such Securities to the purchasers thereof upon payment of the agreed-upon consideration therefor in accordance with any relevant agreements and the Corporate Proceedings, such Securities will be valid and binding obligations of the Company.

The foregoing opinions are subject to the limitation that the validity, binding effect, or enforceability of the provisions of any agreement or instrument is limited by (i) applicable bankruptcy, insolvency, reorganization, assignment for the benefit of creditors, moratorium, fraudulent conveyance, fraudulent transfer, voidable transaction, receivership, and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith, fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies, whether considered in a proceeding at law or in equity, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

The foregoing opinions assume that (a) the Registration Statement and any amendments relating thereto shall have become effective under the Securities Act and will continue to be effective, (b) the Company will remain duly organized, validly existing and in good standing under the laws of the State of Delaware, (c) at the time any Securities are authorized, issued, executed, authenticated, acknowledged, delivered or filed (as the case may be), (i) there will not have occurred any change in the law or in the Company’s certificate of incorporation or bylaws affecting the authorization, issuance, execution, authentication, acknowledgement, delivery, filing, validity or enforceability of such Securities or the Governing Documents, and (ii) no relevant Corporate Proceedings will have been modified or rescinded, (d) none of the particular terms of any Securities or any Governing Document established after the date hereof will violate, or be void or voidable under, any applicable law, (e) neither the authorization, issuance, execution, authentication, acknowledgement, delivery or filing of any Securities or any Governing Documents, nor the compliance by the Company with the terms of such Securities or the Senior Indenture, will result in a violation of or default under any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company then in effect, (f) the Securities will be issued in accordance with, and in compliance with any limitations on issuance contained in, the Corporate Proceedings and Governing Documents related thereto, (g) the Company shall have received legally sufficient consideration for all Securities, (h) each party to any Securities or Governing Documents (other than the Company) will have complied with all legal requirements pertaining to its status as such status relates to the right to enforce such agreements or instruments against the Company and will have satisfied those legal requirements applicable to it to the extent necessary

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to make such agreements or instruments enforceable against it, (i) the Senior Indenture has been duly authorized, executed and delivered by the Senior Trustee and has been qualified under the Trust Indenture Act of 1939, as amended, (j) a prospectus supplement describing each series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law, will be timely filed with the Commission, and (k) a definitive purchase, underwriting or similar agreement with respect to any Securities offered and sold will have been duly authorized and validly executed and delivered by the Company and the other parties thereto (if applicable).

We have relied upon certificates of public officials as to the accuracy of all matters addressed therein and, with respect to certain factual matters, upon certificates of and information provided by officers and employees of the Company as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation. We have assumed, without investigation, the following: (a) the genuineness of signatures appearing upon certifications, documents, and proceedings, (b) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine, (c) the legal capacity of natural persons who are involved on behalf of the Company to enter into and perform the referenced instrument or agreement or to carry out their role in the transactions contemplated thereby, (d) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments, certificates and records we have reviewed, (e) the absence of any undisclosed modifications to the agreements and instruments reviewed by us, and (f) that New York law has or will be chosen to govern the Securities.

Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the enforcement of provisions of instruments or agreements that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness, (c) limit the availability of a remedy under certain circumstances where another remedy has been elected, (d) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy, (e) may, where less than all of an instrument or agreement may be unenforceable, limit the enforceability of the balance of the instrument or agreement to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (f) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs, (g) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the instrument or agreement, (h) may require mitigation of damages, (i) may limit the enforceability of certain waivers, and (j) provide a time limitation after which a remedy may not be enforced (i.e., statutes of limitation).

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Although Securities may be denominated in currencies or composite currencies other than the United States dollar, we express no opinion as to whether a court would award a judgment in a currency or composite currency other than United States dollars. Further, we express no opinion with respect to the enforceability of any provision specifying rates of exchange for, or requiring indemnity against loss in, converting into a specified currency or composite currency the proceeds or amount of a court judgment in another currency.

Our opinions set forth herein are limited to the laws of the State of New York and the Delaware General Corporation Law, and we express no opinion as to the effect of any other laws.

This opinion is rendered as of the date first written above and is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Securities or the Governing Documents.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Registration Statement under the caption “Legal Matters” with respect to the matters stated therein without implying or admitting that we are “experts” within the meaning of the Securities Act, or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

FAEGRE BAKER DANIELS LLP
By:	/s/ BRANDON C. MASON
Brandon C. Mason